Exhibit 99.1

STW Signs Lease Agreement with City of Fort Stockton to Recover Brackish Water from the Capitan Reef Brackish Water Aquifer

MIDLAND, Texas, Aug. 5, 2014 /PRNewswire/ -- STW Resources Holding Corp (OTC QB: STWS) and the City of Ft. Stockton held a press conference today announcing the signing of a lease agreement on municipal land to drill multiple brackish water wells recovering water from the Capitan Reef Brackish Water Aquifer. Studies in recent hydrogeological reports show potential production of 100+ million gallons per day for up to 100+ years. Although classified as brackish (slightly salty), the quality of this water is potable and can be used without treatment. If further studies show different, STW will process the water for municipal use through technology that it has already deployed for processing brackish water.

STW will provide this water to several local west Texas municipalities and industrial customers. Current rates for this water range from $4.00 per 1000 gallons to $8.00 per 1000 gallons sold. STW holds the to right sell water contracts to beneficial users for up to 100 years or the life of the contracts agreed upon. The initial project cost is $28 million; the company is currently negotiating terms with investors for partnering and/or financing.

Initially, STW and the city of Ft. Stockton have agreed to build multiple water stations to provide water for industrial customers. Simultaneously the company is contracting a 189 mile pipeline through the Permian Basin in west Texas to provide water to 9 communities. Water will be sold and transported through the pipeline during construction to towns and beneficial end users along the route. We hope to pipeline it to San Angelo and then put the extra in an already existing pipeline that goes to Midland, Odessa, and several other communities that currently takes water to them for their municipal use. This will enable west Texas to prosper and grow without the worries of having enough water for its citizens and industry.

Fort Stockton City Manager Raul Rodriquez stated, "City and county residents will benefit by keeping local entities involved in the production of water from Pecos County. City residents will benefit from the new revenue source in the form of lower tax and utility rates."

Alan Murphy the President of STW Water stated, "This joint effort between STW and the City Fort Stockton Counsel will provide water to thousands of West Texans and not to mention create revenues for the town. This is our first project of this kind but we've already begun working with other municipalities to provide a water management plan for their future."

STW Resources CEO Stanley Weiner stated, "Being a native west Texan, this is a project that I've been dreaming of since I formed the company. We have three goals: clean up brackish and oilfield produced and flowback water for use in the oilfields (thus preserving our precious fresh water resources), process brackish water for municipal use in order for west Texas to grow and attract more people, and reclaim any other types of contaminated waters for reuse. After all, the name of the company is STW ("Save the Water") Resources."

About STW Resources Holding Corp.

STW Resources Holdings Corp. consults and provides customized water analysis, reclamation and remediation services to a variety of complex oil and gas produced and flowback water, brackish water, industrial, and municipal applications throughout several geographic locations. As an independent solutions provider, STW utilizes proven technologies, from various well-known manufacturers, including Salttech, a Zero Liquid Discharge (ZLD) technology that is economically feasible to use. These technologies are available as fixed or mobile units with varying capabilities. STW's process ensures that the most effective and efficient technologies are implemented. Current potential project locations include the Eagle Ford Shale (TX), the west Texas Delaware and Permian Basins (TX), and eastern New Mexico. STW is also involved in the oilfield dirt construction business providing roads, pits, locations, and water pond construction. It also offers evaporation covers for the elimination of evaporation on frack ponds used throughout the oilfield. Evaporation causes the operators millions of dollars in losses annually. Covering the ponds is a conservational and economic method of preserving one of our natural resources and can be floated on to existing ponds or installed during construction. It also eliminates algae growth, doubles as a bird net, and reduces erosion of pond infrastructure. High quality liners with fusion-welded seams, quality control testing including air tests of seams and destruction testing are also standard. STW Energy, a subsidiary of STW Holding Corp, offers a turnkey rig washing service. STW services include roustabout services for several major oil and gas producers too. STW's Pipeline Maintenance & Construction division aids oil & gas companies in connecting new wells so the oil & gas can be sold to market and helps maintain the integrity of their existing pipeline infrastructure.

www.stwresources.com

Forward-Looking Statements

This news release contains forward-looking statements about our business, or financial condition and prospects that reflect our assumptions and beliefs based on information currently available. We can give no assurance that the expectations indicated by such forward-looking statements will be realized. There may be other risks and circumstances that we are unable to predict. When used in this news release, words such as "believes," "expects," "intends," "plans," "anticipates," "estimates" and similar expressions are intended to identify forward-looking statements, although there may be certain forward-looking statements not accompanied by such expressions. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including risks discussed in the company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

CONTACT: Media, Richard S. Stern, Stern & Co., 212-888-0044, richstern@Sternco.com, Company Contact, Paul DiFrancesco, 432-296-3000, pauld@stwresources.com, Investor Relations, info@stwresources.com